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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
             Information to be included in Statements filed pursuant
     To Rule 13d-1(b),(c), and (d) and Amendments thereto filed pursuant to
                                 Rule 13d-2(b)

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                          American Ecology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  025533-10-0
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (continued on following pages)

CUSIP NO. 025533-10-0                                     Page  2  of  8  Pages
         ------------                                          ---    ---
--------------------------------------------------------------------------------
 1.   Names of Reporting Person
      S.S. OR I.R.S. Identification No. of Above Person

      Ecol Partners II, Ltd.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      Texas
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              922,906
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               -0-
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                922,906
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          -0-
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      922,906
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      6.4%
--------------------------------------------------------------------------------
12.   Type of Reporting Person*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13G/A

CUSIP NO. 025533-10-0                                     Page  3  of  8  Pages
         ------------                                          ---    ---
--------------------------------------------------------------------------------
 1.   Names of Reporting Person
      S.S. OR I.R.S. Identification No. of Above Person

      Phillips Investments, Inc.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      Texas
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              2,352
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               922,906
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                2,352
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          922,906
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      925,258
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      6.4%
--------------------------------------------------------------------------------
12.   Type of Reporting Person*
      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13G/A

CUSIP NO. 025533-10-0                                     Page  4  of  8  Pages
         ------------                                          ---    ---
--------------------------------------------------------------------------------
 1.   Names of Reporting Person
      S.S. OR I.R.S. Identification No. of Above Person

      Harry J. Phillips, Jr.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      USA
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              753,165
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               925,258
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                753,165
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          925,258
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,678,425
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                    [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      11.6%
--------------------------------------------------------------------------------
12.   Type of Reporting Person*
      IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 3 on Schedule 13G/A is being jointly filed by Ecol Partners II, Ltd., Phillips Investments, Inc. and Harry J. Phillips, Jr. Attached as Exhibit A hereto is a copy of the Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G among Ecol Partners II, Ltd., Phillips Investments, Inc. and Harry J. Phillips, Jr.

Item 1(a).        Name of Issuer:

                  American Ecology Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices
                  805 W. Idaho, Suite 200, Boise, ID  83702-8916.

Item 2(a).        Name of Person Filing

                  This schedule is being jointly filed by Ecol Partners II, Ltd., Phillips Investments, Inc., and Harry J. Phillips, Jr.

Item 2(b).        Address of Principal Business Office or, if None, Residence

                  The address for each of Ecol Partners II, Ltd., Phillips Investments, Inc. and Harry J. Phillips, Jr. is:
                  917 Franklin, Suite 510, Houston, Texas 77002.

Item 2(c).        Citizenship

                  Ecol Partners II, Ltd.:  Texas
                  Phillips Investments, Inc.:  Texas
                  Harry J. Phillips, Jr.:  USA

Item 2(d).        Title of Class of Securities

                  Common Stock

Item 2(e).        CUSIP No.

                  025533-10-0

Item 3. If this Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing Is a:
                  N/A

Item 4.           Ownership
                  Ecol Partners II, Ltd.

                  (a)      Amount beneficially owned: 922,906
                  (b)      Percent of class: 6.4%
                  (c)      Number of shares as to which such person has
                           (i)   sole power to vote or to direct the vote:
                                 922,906
                           (ii)  shared power to vote or to direct the vote: 0
                           (iii) sole power to dispose or to direct the
                                 disposition: 922,906
                           (iv) shared power to dispose or to direct the disposition: 0

                  Phillips Investments, Inc.
                  (a)      Amount beneficially owned: 925,258
                  (b)      Percent of class: 6.4%
                  (c)      Number of shares as to which such person has

                           (i)   sole power to vote or to direct the vote: 2,352
                           (ii)  shared power to vote or to direct the vote:
                                 922,906
                           (iii) sole power to dispose or to direct the
                                 disposition: 2,352
                           (iv) shared power to dispose or to direct the disposition: 922,906

                  Harry J. Phillips, Jr.
                  (a)      Amount beneficially owned: 1,678,423
                  (b)      Percent of class: 11.6%
                  (c)      Number of shares as to which such person has
                           (i)   sole power to vote or to direct the vote:
                                 753,165*
                           (ii)  shared power to vote or to direct the vote:
                                 925,258
                           (iii) sole power to dispose or to direct the
                                 disposition: 753,165*
                           (iv) shared power to dispose or to direct the disposition: 925,258

* Mr. Phillips owns 48,403.90 shares of the Issuer's Series D Preferred Stock, which, according to and as of the date of the Issuer's Proxy Statement for its 2002 Annual Meeting of Stockholders, may be converted into 753,165 shares of common stock of the Issuer.

Item 5.           Ownership of Five Percent or Less of a Class
                  N/A

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                  N/A

Item 8.           Identification and Classification of Members of the Group
                  N/A

Item 9.           Notice of Dissolution of Group
                  N/A

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signatures

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 31, 2003                 ECOL PARTNERS II, LTD.

                                        By:  Phillips Investments, Inc.,
                                             its General Partner

                                             /s/ Harry J. Phillips, Jr.
                                        By: ------------------------------------
                                             Harry J. Phillips, Jr.
                                             President


                                        PHILLIPS INVESTMENTS, INC.

                                            /s/ Harry J. Phillips, Jr.
                                        By: ------------------------------------
                                             Harry J. Phillips, Jr.
                                             President


                                            /s/ Harry J. Phillips, Jr.
                                        ----------------------------------------
                                             Harry J. Phillips, Jr.

                                    EXHIBIT A

                  AGREEMENT REGARDING JOINT FILING OF STATEMENT
                             ON SCHEDULE 13D OR 13G


The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of American Ecology Corporation, and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint Phillips Investments, Inc., a Texas corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on
Schedule 13D or 13G.

Date:  January 31, 2003                     ECOL PARTNERS II, LTD.

                                            By:  Phillips Investments, Inc.,
                                                 its General Partner

                                                /s/ Harry J. Phillips, Jr.
                                            By: --------------------------------
                                                 Harry J. Phillips, Jr.
                                                 President


                                            PHILLIPS INVESTMENTS, INC.

                                                /s/ Harry J. Phillips, Jr.
                                            By: --------------------------------
                                                 Harry J. Phillips, Jr.
                                                 President


                                               /s/ Harry J. Phillips, Jr.
                                            ------------------------------------
                                                 Harry J. Phillips, Jr.